Exhibit 99.4

U.S. PHYSICAL THERAPY, INC. (“USPH”)
DISCRETIONARY CASH BONUS PLAN
(“DISCRETIONARY BONUS PLAN”)
FOR 2010

Purpose:  The purpose of this Discretionary Bonus Plan is to provide an annual cash bonus to executive officers of U.S. Physical Therapy, Inc. (“USPH”) to retain and incentivize the executives when subjective performance measures are achieved.

Participants and Description:  Participants in the plan are the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”).  In addition to awards under any other plan or program at USPH for which such Executives are eligible and not in lieu thereof, each participant has the potential to be awarded a cash bonus of up to 50% of the participant’s annual base salary for 2010 (“Base”) pursuant to the subjective criteria as set forth below (“Subjective Bonus”).

Effective Date:  This Discretionary Bonus Plan is established effective March 30, 2010.

Administration:  This Discretionary Bonus Plan shall be administered by the compensation committee, of the board of directors of USPH (the “Compensation Committee”) and the Compensation Committee shall have the sole authority to grant awards and establish the amounts payable under this plan, make all determinations and interpret and construe all of the terms of this plan.  The amount, if any, of the Subjective Bonus payable under this plan shall be determined by the Compensation Committee in its sole discretion based upon subjective criteria described below.  All decisions of the Compensation Committee shall be final and binding on all persons.

Payment Date:  All amounts payable hereunder shall be paid, after the Compensation Committee has determined that the goals have been met and has calculated the amounts payable hereunder, in the first quarter of 2011 but no later than on or before March 15, 2011 in a lump sum amount and shall be payable only if the Participant remains continuously employed from March 30, 2010 through the date of the determination of the amount payable by the Committee.

Subjective Bonus Calculation:  The Subjective Bonus criteria that may be used to award up to 50% of Base for a participant shall be determined by the Compensation Committee in its sole discretion as follows:

General operational management relative to the external environment;
Accretive acquisitions, share repurchases, etc. (effective deployment of capital”);
Management development;
Same store growth;
Initiatives to enhance/improve the overall quality of patient care;
Clinic productivity improvements;
Clinic development, including number and quality of new partners;
Sales and marketing;
Regulatory compliance;
Maintaining adequate internal controls;
Investor relations;
Cash flow, including management of accounts receivables; and/or
Stock price performance.

No Trust or Fund:  There shall be no separate trust or fund for this Discretionary Bonus Plan.  The amounts payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.